Exhibit 99.1
Axonics Reports Preliminary Fiscal Year 2022 Revenue and Provides Fiscal Year 2023 Revenue Guidance

4Q22 total company net revenue expected to be $85.6 to $86.0 million, an increase of 61% y/y

Fiscal year 2022 total company net revenue expected to be in the range of $273.6 million, an increase of 52% y/y

Fiscal year 2023 revenue guidance of $342 million, an increase of 25% y/y

IRVINE, Calif. – January 11, 2023 – Axonics, Inc. (Nasdaq: AXNX), a global medical technology company that is developing and commercializing novel products for the treatment of bladder and bowel dysfunction, today reported preliminary unaudited revenue for the fiscal year ended December 31, 2022 and issued fiscal year 2023 revenue guidance.

“This quarter’s record revenue result reflects the growing demand for our best-in-class incontinence products,” said Raymond W. Cohen, chief executive officer of Axonics. “Our U.S. commercial team is continuing to take advantage of increased patient awareness and the overwhelmingly positive physician response to the Axonics F15™ recharge-free sacral neuromodulation system while leveraging cross selling opportunities with Bulkamid®. Our unique hydrogel generated another record revenue quarter and in fiscal year 2022, Bulkamid has been used to treat over 50,000 women with stress urinary incontinence.”

Cohen continued, “In 2022, in addition to strong commercial execution, we continued to make progress on several key initiatives, including our direct-to-consumer advertising campaign and expansion of our in-house manufacturing capabilities that has benefited gross margin. We look forward to FDA approval of our fourth-generation rechargeable sacral neuromodulation system in 1Q23 and remain confident that our commitment to innovation, quality and providing physicians and patients strong clinical support will continue to drive market expansion and advance Axonics on its path to incontinence market leadership.”

The preliminary results below are unaudited and remain subject to adjustment. Axonics will report complete financial results and hold a corresponding conference call on March 1, 2023.

4Q22 Revenue
•Total company net revenue is expected to be $85.6 to $86.0 million, an increase of 61% compared to $53.1 million in the prior year period.
◦Sacral neuromodulation revenue is expected to be $70.2 to $70.4 million, an increase of 58% compared to $44.4 million in the prior year period.
◦Bulkamid revenue is expected to be $15.4 to $15.6 million, an increase of 78% compared to $8.7 million in the prior year period.
Fiscal Year 2022 Revenue
•Total company net revenue is expected to be in the range of $273.6 million, an increase of 52% compared to $180.3 million in fiscal year 2021.
◦Sacral neuromodulation revenue is expected to be in the range of $222.0 million, an increase of 41% compared to $157.6 million in fiscal year 2021.
◦Bulkamid revenue is expected to be in the range of $51.6 million, an increase of 127% compared to $22.7 million in fiscal year 2021.

Fiscal Year 2023 Revenue Guidance
•Total company net revenue is expected to be $342 million, which is based on sacral neuromodulation and Bulkamid revenue each growing 25% compared to fiscal year 2022.
◦Sacral neuromodulation revenue of $277.5 million.
◦Bulkamid revenue of $64.5 million.
About Axonics®
Axonics is a global medical technology company that is developing and commercializing novel products for adults with bladder and bowel dysfunction. Axonics recently ranked No. 1 on the 2022 Financial Times ranking of the 500 fastest growing companies in the Americas and No. 4 on the 2022 Deloitte Technology Fast 500™ following its No. 1 ranking in 2021.

Axonics sacral neuromodulation (SNM) systems provide patients with overactive bladder and/or fecal incontinence with long-lived, easy to use, safe, clinically effective therapy. In addition, the company’s best-in-class urethral bulking hydrogel, Bulkamid®, provides safe and durable symptom relief to women with stress urinary incontinence (SUI). Overactive bladder affects an estimated 87 million adults in the U.S. and Europe, with an additional 40 million adults affected by fecal incontinence. SUI affects an estimated 29 million women in the U.S. alone. Axonics’ clinically proven products are offered at hundreds of medical centers across the U.S. and abroad. Reimbursement coverage is well established in the U.S. and is a covered service in most European countries. For more information, visit www.axonics.com.
Forward-Looking Statements
Statements made in this press release that relate to future plans, events, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. Words such as “plans,” “expects,” “believes,” “anticipates,” “designed,” and similar words are intended to identify forward-looking statements. While these forward-looking statements are based on the current expectations and beliefs of management, such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from the expectations expressed in this press release, including the risks and uncertainties disclosed in Axonics filings with the Securities and Exchange Commission, all of which are available online at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, Axonics undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Axonics contact:
Neil Bhalodkar
949-336-5293
ir@axonics.com